Exhibit 12.1

January [   ], 2021

Ladies and Gentlemen:

We have acted as counsel to Ei.Ventures, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of an Offering Statement on Form 1-A (the “Offering”) under Regulation A of the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Commission”). This opinion (“Opinion”) is being provided at your request in connection with the filing of the Offering. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

In our capacity as counsel to the Company, we have reviewed originals or copies, certified or otherwise, identified to our satisfaction, of the following documents:

(i)                                     the Offering;

(ii)                                  the Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company, each as certified by the Secretary of the Company as in effect as of the date hereof (collectively, the “Company Charter Documents”);

(iii)                               a Written Consent of the Directors of the Company, dated December [   ], 2020, certified by the Secretary of the Company, relating to the execution and delivery of and the performance by the Company of its obligations under the Offering, among other things;

(iv)                              a Written Consent of the Shareholders of the Company, dated December [   ], 2020, certified by the Secretary of the Company, relating to the approval of the transaction contemplated by the Offering, including the Company’s Amended and Restated Certificate of Incorporation, among other things;

(v)                                 a Good Standing Certificate of the Company issued on December [   ], 2020; and

(vi)                              such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitation, and qualifications stated herein.

In such examinations and in rendering the opinions expressed below, we have assumed the genuineness of all signatures, the completeness and authenticity of all documents submitted to us and the conformity to original documents of the documents supplied to us as copies. No inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth herein. We have not conducted a search of or otherwise examined the records of any court or administrative or regulatory agency.

We have also assumed that:

(i)                                     any natural person who is a party to the Offering has sufficient legal capacity to enter into and carry out his or her obligations under the Offering;

(ii)                                  the due authorization, execution and delivery of the Offering and each other document referred to above by all of the parties thereto (other than the due authorization, execution and delivery of the Offering by the Company);

(iii)                               that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of our opinions are true and correct and that there has not been any change in the status of the Company from that reported in the Company’s Good Standing Certificates;

(iv)                              each party to the Offering (other than the Company) has no knowledge of any agreements, understandings, or negotiations between or among the parties that are not set forth in the Offering that would modify the terms or rights and obligations of the parties thereunder;

(v)                                 each party to the Offering (other than the Company) has satisfied all regulatory and legal requirements applicable to its activities;

(vi)                              each party to the Offering (other than the Company) has satisfied those legal requirements that are applicable to it (as the case may be) to the extent necessary to make the Offering valid, binding and enforceable against it (as the case may be);

(vii)                           each party to the Offering (other than the Company) has complied with all legal requirements pertaining to its rights to enforce the Offering against the Company;

(viii)                        each document of a government or other public authority is accurate, complete, and authentic, and all official public records are accurate and complete;

(ix)                              there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence in connection with the transactions contemplated under the Offering;

(x)                                 the conduct of the parties to the Offering has complied with any requirement of good faith, fair dealing, and conscionableness;

(xi)                              each party to the Offering (other than the Company) and any agent acting for any of them in connection with the Offering have acted in good faith and without notice of any defense against the enforcement of any rights created by or adverse claim to any property or security interest transferred or created as part of the transactions contemplated under the Offering;

(xii)                           there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of the Offering;

(xiii)                        all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting federal law and the laws of Utah, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Utah and are in a format that makes legal research reasonably feasible;

(xiv)                       the constitutionality or validity of a relevant statute, rule, regulation, or agency action is not in issue unless a reported federal or Utah decision has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity;

(xv)                          agreements to which the Company is a party (other than the Offering) (“Other Agreements”) and any court or administrative orders, writs, judgments, and decrees that name the Company or are directed to its property (“Court Order”) would be enforced as written;

(xvi)                       the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Offering that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order; and

(xvii)                    the Company will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation or performance of the Offering.

When reference is made in this opinion to “knowledge,” it means the actual knowledge attributable to our representation of the Company of only those attorneys who have given substantive attention to the Offering and the preparation and negotiation thereof (but not the knowledge of any other attorney in this Firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Company or otherwise). With respect to statements qualified by “knowledge,” we have undertaken no independent investigation or verification of such matters and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of Utah and we do not purport to be experts on or to express any opinion herein concerning any law other than as in effect on the date of this letter, the law of the State of Utah and the federal laws of the United States of America. In particular, our opinion in paragraph 4 is expressed as though the Offering were governed by Utah law, despite the governing provision in the Offering specifying Delaware law.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications, limitations, and definitions set forth herein, we are of the opinion that:

1.                                      The Company is a validly existing corporation and in good standing under the laws of the State of Delaware and is in good standing under the laws of Delaware.

2.                                      The Company has the requisite corporate power to own its property and assets and to conduct its business as it is currently being conducted and to execute, deliver and perform its obligations under the Offering.

3.                                      The shares subject to the Offering, when issued and delivered against payment therefor as described in the Offering, will be validly issued, fully paid, and non-assessable.

4.                                      The execution and delivery of the Offering by the Company and the issuance of the shares pursuant thereto do not (a) violate any provision of the Company Charter Documents or Bylaws, (b) violate any governmental statute, rule or regulation that in our experience is typically applicable to transactions of the nature contemplated by the Offering, or (c) violate any order, writ, judgment, injunction, decree, determination or award that has been entered against the Company, in each case to the extent the violation of which would materially and adversely affect the Company and its subsidiaries, taken as a whole.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A.                                    For purposes of our opinion expressed in paragraph 1 hereof, we have relied solely upon the Good Standing Certificates.

B.                                    Our opinion in paragraph 4 hereof is subject to the following qualifications regarding the enforceability of the obligations of the Company under the Offering:

(i)                                     the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights (including, without limitation, the U.S. Federal Bankruptcy Code, all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally or specific types of creditors, fraudulent conveyance laws, assignment for benefit of creditors laws, and judicially developed doctrines relevant to any of the foregoing);

(ii)                                  equitable principles governing the availability of specific performance, injunctive relief, or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(iii)                               the exercise by any court before which any proceeding may be brought of equitable judicial discretion;

(iv)                              the equitable principles affording equitable defenses (e.g., waiver, laches, and estoppel) against a party seeking enforcement;

(v)                                 the equitable principles requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(vi)                              the equitable principles requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

(vii)                           the equitable principles requiring consideration of the materiality of (A) any Company’s breach and (B) the consequences of the breach to the party seeking enforcement;

(viii)                        the equitable principles requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement;

(ix)                              the equitable principles affording defenses based upon the unconscionableness of the enforcing party’s conduct after the parties have entered into the contract; and

(x)                                 the effect of generally applicable rules of Utah or federal law that: (A) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence, and reasonableness; (B) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; (C) limit the availability of a remedy under certain circumstances where another remedy has been elected; (D) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (E) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchanges; (F) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; and (G) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure.

C.                                    We express no opinion with respect to: (A) the validity or enforceability of any provision contained in the Offering allowing a party to exercise any remedial rights without notice to the Company; (B) the validity or enforceability of any waiver of demand by the Company, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived; or (C) the validity or enforceability of any provision of the Offering insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes.

D.                                    Our opinion in paragraph 4 is also limited to Utah laws, rules and regulations (other than the laws excluded under paragraph (E) below) that in our experience are generally applicable to transactions in the nature of those contemplated by the Offering between unregulated parties.

E.                                     We express no opinion concerning: (A) federal or state antitrust, unfair competition or trade practice laws or regulations; (B) anti-fraud laws or other federal and state securities laws; (C) pension and employee benefit laws (e.g., ERISA); (D) the statues, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions; (E) federal or state environmental laws; (F) federal or state land use laws; (G) federal or state tax laws; (H) federal or state racketeering laws (e.g., RICO); (I) federal or state patent, trademark or copyright laws; (J) federal or state bankruptcy, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights (including, without limitation, fraudulent conveyance laws); or (K) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

F.                                      We express no opinion with respect to: (A) the truth of the factual representations and warranties contained in the Offering, or (B) any document, instrument, or agreement other than the Offering, regardless of whether such document, instrument, or agreement is referred to in the Offering.

G.                                    No opinion is expressed whether the Company’s interests in rights, contracts, agreements, leases, permits, or licenses will remain valid or in effect upon consummation of the transactions contemplated by the Offering in the absence of third party consents, which may be required by the terms of such rights, contracts, agreements, leases, permits, or licenses or under applicable law, rules, regulations, or other legal principals.

This opinion letter speaks as of the date hereof. We assume no obligation to supplement this Opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. This Opinion is limited to those opinions stated expressly herein and no other opinions are implied.

We hereby consent to the filing of this Opinion with the Commission as Exhibit 12 to the Offering and to the reference to our firm and to our Opinion in the Offering. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder or Item 509 of Regulation S-K. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

Very truly yours,

Husch Blackwell, LLP